Exhibit 99(a)(1)(H)

To:	[Employee Name]
From:	[ ]
Date:	, 2002
Re:	Confirmation of Participation in the Offer to Exchange

        Thank you for your participation in Inhale Therapeutic Systems, Inc.'s ("Inhale" or the "Company") Stock Option Exchange Program. Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as used in the Offer to Exchange. The stock option(s) held by you that have been surrendered for cancellation are identified as Eligible Options or Mandatory Exchange Options on the following page entitled "Stock Options and Awards Cancelled."

        The Company is conducting the exchange with respect to Eligible Options on a one-for-two (1:2) basis. Thus, on August 26, 2002 (or a later date if Inhale extends the Offer), subject to your continued employment with Inhale or its subsidiaries, the Company will grant you a Replacement Option covering fifty percent (50%) of the number of shares of Common Stock subject to your Eligible Options that were cancelled. THEREFORE, FOR EVERY TWO SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU EXCHANGED, THE COMPANY WILL GRANT YOU A REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK. The Company is conducting the exchange with respect to Mandatory Exchange Options on a one-for-one (1:1) basis. Thus, for employees that elect to exchange any Eligible Options, on August 26, 2002 (or a later date if Inhale extends the Offer), the Company will grant you a Replacement Option covering one hundred percent (100%) of the number of shares subject to your Mandatory Exchange Options that were cancelled (so long as your employment or service with the Company or one of its subsidiaries continues through that date). The exercise price per share of the Replacement Options will be equal to the closing price of the Company's Common Stock as reported on Nasdaq National Market on the last market trading day prior to the date of grant.

        If you have any other questions regarding the above, please contact Steve Hurst or Bob Harper via email at exchange@inhale.com. Alternatively, you may reach Steve Hurst via telephone at (650) 631-3118 or Bob Harper at (650) 631-3222.

Inhale Therapeutic Systems, Inc.	STOCK OPTIONS AND AWARDS CANCELLED	Page:1 File: Cancelled Date: Time:
Name	ID	Number	Grant Date	Plan	Cancel Date	Cancel Reason	Shares	Price	Total Price

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